Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of the 1st day of June, 2008 (the “Execution Date”) by and between Team Health, Inc., a Tennessee corporation (the “Company”), and Heidi Solomon Allen (“Employee”).

WITNESSETH:

WHEREAS, the Company wishes to engage the Employee as the General Counsel, Senior Vice President -to the Company; and

NOW THEREFORE, based upon these premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree upon the terms and conditions of Employee’s employment with the Company that are set forth herein:

1. Effectiveness/Employment and Term.

(a) This Agreement constitutes a binding obligation of the parties as of the date hereof; provided that notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective as the Effective Date.

(b) The Company agrees to employ Employee and Employee agrees to be employed by the Company pursuant to the terms of this Agreement, and for the term of this Agreement, as the General Counsel, Senior Vice President to perform the duties assigned to Employee by the Company. The term of this Agreement shall be for a period of five (5) years commencing June 19, 2008 (the “Effective Date”), subject to earlier termination pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless (i) sooner terminated pursuant to the terms of this Agreement or (ii) either party gives the other party written notice of its intention not to renew at least one hundred eighty (180) days prior to the expiration of the then current term.

2. Duties. Employee will perform all duties customarily incident to Employee’s position and such duties that are properly assigned to Employee from time to time by the Company and/or his supervisor. Employee shall devote Employee’s entire business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests and success of the Company, and shall cooperate fully with the CEO in the advancement of the best interests of the Company. Provided, however, Employee may serve on corporate, professional, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or manage personal investments, provided that such activities do not individually or in the aggregate significantly interfere with, or are otherwise not inconsistent with, the performance of Employee’s duties under this Agreement. Nothing herein shall prevent Employee from engaging in certain passive investments so long as the same do not require Employee’s management efforts, are passive, are not inconsistent with Employee’s duties hereunder and are not prohibited by the restrictive covenants of Section 7.

3. Compensation.

3.1 Salary. Employee shall receive an annualized salary of Three Hundred Fifteen Thousands of/100 Dollars ($315,000) per year, payable biweekly. The Company will annually review Employee’s total compensation and may, in its sole discretion, increase Employee’s Base Salary from time to time without the necessity of further action to amend this Agreement. Employee’s base salary as in effect at any time is hereinafter referred to as his “Base Salary”.

3.2 Bonus. For fiscal each year of Company, Employee will be eligible to earn a bonus payment based on performance, determined in accordance with Exhibit A (the “Bonus”). The Bonus, if any, shall be paid to Employee within two and one-half (2.5) months after the end of the applicable fiscal year and will be prorated for length of service therein.

3.3. Taxes and Other Applicable Deductions. From all compensation paid to Employee, the Company shall withhold all applicable sums for all state, federal and local taxes, and such other amounts as are necessary and applicable or agreed to by Employee.

3.4 Equity Investment. Commencing with the Effective Date, Employee will be granted 8,333 Class B Common Units and 11,667 Class C Common Units of Team Health Holdings, LLC, pursuant to the terms and conditions of the 2005 Unit Plan and in accordance with the standard Restricted Unit Award Agreement, copies of which have been delivered to Employee. Employee will be required to reimburse Employer for the withholding taxes required to be paid in connection with such grant.

4. Employee Benefits. In addition to Employee’s salary, Employee shall be entitled to all standard benefits normally provided by the Company to its similarly situated executive officers, which may be sponsored, developed or established by the Company from time to time in the sole discretion of the Company. Notwithstanding the above, Employee shall receive, at a minimum, the following benefits:

4.1. Medical Coverage. The Company shall provide a standard medical benefit package, as offered to other employees of the Company, throughout the term of this Agreement.

4.2 Dental Coverage. The Company shall provide a standard dental benefit package, as offered to other employees of the Company, throughout the term of this Agreement.

4.3 Life Insurance. The Company will obtain and maintain a life insurance policy on the life of Employee in the face amount that is equivalent to Employee’s Base Salary specified in Section 3.1, as adjusted from time to time, multiplied by two, provided, that the amount of premiums paid by the Company is limited to insurance rates applicable to a healthy individual of like age. The Company agrees to pay all such premiums, if any, on the policy during the term of employment provided herein.

4.4 Vacation. Employee is entitled to take up to four weeks of fully compensated paid time off (PTO) per annum increased from time to time per Employer’s policies with respect thereto.

4.5 Professional Fees/Journals/Society Memberships Stipend. The Company shall pay Employee’s professional licensure fees in those states where maintaining professional licensure would inure to the benefit of the Company’s interests.

4.6 Directors and Officers Insurance. The Company shall provide Employee with a standard directors and officers insurance policy, as provided by the Company to other directors and/or officers of the Company, its affiliates and subsidiaries.

4.7 Personal Financial Planning Assistance. Effective with the onset of this Agreement, the Company shall pay Employee up to Six Hundred Dollars ($600.00) per annum as a stipend to help defray costs for personal tax preparation and/or other personal and family financial planning costs.

4.8 Long-Term Disability Insurance Benefit. At a minimum, the Company shall acquire for Employee long-term disability insurance coverage throughout the term of this Agreement, for which protection shall apply to Employee after ninety (90) days of continuous disability with protection to age sixty-five (65) years and at sixty percent (60%) of Employee’s Base Salary, plus integration of benefits with government and certain other disability benefit programs (which may, inclusively, approximate sixty-five percent (65%) of Employee’s Base Salary).

4.9 Automobile Expense. The Company shall pay Employee Seven Hundred Fifty Dollars ($750.00) per month as an automobile allowance.

4.10 Relocation Benefits. The Company shall provide Employee with the relocation benefits set forth on Exhibit B, attached hereto and made a part hereof.

5. Business Expenses. The Company will reimburse Employee, within 60 days following submission by Employee to the Company of appropriate supporting documentation) for Employee’s usual and customary business expenses incurred in the course of Employee’s employment in accordance with the Company’s applicable policies and procedures, including expenditure limits and substantiation requirements, in effect from time to time regarding reimbursement of expenses incurred by similar situated employees of the Company; provided claims for such reimbursement (accompanied by supporting documentation) are submitted to the Company within 90 days following the date such claims are incurred.

6. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Employee’s rights under this Agreement upon termination of employment with the Company and its affiliates.

6.1 Mutual Agreement/Resignation without Good Reason/Death or Disability. Employee’s employment shall terminate upon the occurrence of either of the following events:

(a) The Company and Employee shall mutually agree to termination in writing or Employee shall resign without Good Reason; provided that Employee shall be obligated to give the Company at least 90 days advance written notice of any resignation without Good Reason. Upon Employee’s termination of employment due to mutual agreement, or the resignation of employment by Employee without Good Reason (as defined herein), Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination.

(b) The death of Employee or termination by the Company due to Employee’s Disability. Disability for purposes of this Agreement shall be the inability of Employee to materially perform his duties hereunder due to a physical or mental condition for a period of 90 consecutive days, as reasonably determined by the Board in good faith. Upon Employee’s termination of employment for death or disability, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination.

6.2. Termination for Cause. Employee’s employment may be terminated by the Company for “Cause” upon the occurrence of any of the following events:

(a) Employee’s conviction of or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime involving fraud, dishonesty or moral turpitude which in the reasonable judgment of the Company is materially detrimental to the Company or materially affects Employee’s ability to perform his duties pursuant to this Agreement;

(c) Employee’s neglect, insubordination, material inattention to Employee’s duties or willful misconduct which remains uncorrected for more than 10 days following written notice from the Company detailing such neglect, insubordination, inattention or misconduct;

(d) Employee commits an intentional and material act (i) to defraud the Company or its affiliates, or (ii) of embezzlement or dishonesty against the Company or its affiliates;

(e) Employee willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by the Company, a self-regulatory organization or a governmental department or agency; or

(f) Employees failure to relocate her and her family to Knoxville, TN on or before September 1, 2008. Additionally, should Employee and her family not be relocated to Knoxville TN as their permanent place of residence within 24 months of the Effective Date, the amounts paid as Relocation Assistance to Employee in accordance with Exhibit B, attached hereto, will be required to be repaid to Employer.

Upon the Company’s termination of employment for Cause or upon termination of employment due to death or disability, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination, and Company will have no other liability to Employee hereunder. Such termination shall be without prejudice to any other remedy to which the Company may be entitled, either by law, or in equity, or under the terms of this Agreement.

6.3 Termination Without Cause. In the event that the Company terminates Employee’s employment without Cause, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination. In addition, Employee shall be entitled to the severance compensation and rights described in Section 6.5(a).

6.4 Termination for Good Reason. Employee may voluntarily resign his employment for “Good Reason” upon the occurrence of any of the following:

(a) The assignment to Employee of duties that represent a substantial adverse alteration of his primary responsibilities.

(b) Any reduction in his annual Base Salary, other than an across the board reduction for similarly situated employees of the Company or failure to award incentive compensation as contemplated in Section 3.2.

(c) The required relocation to a place of business more than 50 miles away from Employee’s current place of business.

(d) Any material breach by the Company of this Agreement that is adverse to Employee.

Notwithstanding the foregoing, no event shall constitute Good Reason unless and until Employee shall have notified the Company in writing describing the event which constitutes Good Reason and then only if the Company shall fail to cure such event with twenty (20) days following its receipt of such written notice; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Employee’s knowledge thereof, unless Employee has given the Company written notice thereof prior to such date.

6.5 Severance Compensation and Other Obligations.

(a) If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason or by the Company for any reason (other than death or disability) within 1 year of a sale or Change of Control of the Company (as hereinafter defined), then, subject to Employee’s continued compliance with the provisions of Section 7 and 8 of this Agreement, the Company shall provide to Employee the following:

(i) Employee will receive an amount equal to two (2) times Employee’s Base Salary, payable in twenty-four (24) equal monthly installments, beginning on the date of termination.

(ii) Employee will receive an amount equal to two (2) times the average annual Bonuses paid to Employee pursuant to Section 3.2 of this Agreement for the two most recently completed Measuring Periods (as defined in Exhibit A), payable in twenty-four (24) equal monthly installments, beginning on the date of termination.

(iii) Payment or reimbursement of all premiums for medical benefits elected by Employee pursuant to the continuation of medical coverage under section 4980B of the Internal Revenue Code and sections 601 through 608, inclusive, of ERISA (collectively, “COBRA”) and, upon the expiration of COBRA continuation coverage, a lump sum cash payment in an amount equal to the COBRA premiums due for medical benefits elected by Employee for a period of 24 months, less the period for which COBRA continuation coverage was actually in effect.

6.6. Sale of the Company. A “Sale of the Company” means: the occurrence of a Change of Control (as defined in the Amended and Restated Limited Liability Company Agreement of Team health Holdings, LLC, dated as of November 23rd, 2005).

7. Restricted Activities.

7.1 Preliminary Statement. Employee acknowledges that by virtue of Employee’s duties under this Agreement, Employee shall become aware of various sensitive and confidential information, and shall develop contacts and relationships which Employee otherwise would not have had access to or developed. Employee further acknowledges that such information and relationships would give Employee an unfair competitive advantage should Employee compete with the Company. Employee further acknowledges that the Company has certain subsidiaries and affiliates (collectively, the “Related Companies”) and that Employee may also become aware of certain confidential information relating to the Related Companies and will develop certain contacts and relationships with clients or customers of the Related Companies which would give Employee an unfair competitive advantage if Employee should compete with the Related Companies. Accordingly, Employee agrees that Employee shall not, directly or indirectly, whether alone or as a partner, officer, director, investor, employee, agent, member or shareholder of any other entity or corporation, without the prior written consent of the Company, violate any of the covenants (the “Covenants”) set forth in this Section 7. For purposes of this Agreement, the term “affiliate” shall mean any person or entity which controls, is controlled by, or is under common control with the Company or a Related Company.

7.2 Covenant Not to Divulge Confidential Information. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, and after termination of Employee’s employment with the Company, Employee shall not (i) use any Confidential Information of or concerning the Company or the Related Companies except for the Company’s benefit or (ii) disclose or divulge to any third party any Confidential Information relating to the Company or the Related Companies, except as otherwise required by law. “Confidential Information” shall mean information concerning the Company or any Related Company, whether written or oral, which Employee is or becomes aware of and which has not been publicly disclosed. Information shall not be deemed “publicly disclosed” if disclosed by Employee in violation of this Agreement or as a result of such information being disclosed to employees or agents of the Company or any Related Company.

7.3. Covenant Not to Compete or Interfere with Business Relationships. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, for a period of two (2) years after termination of Employee’s employment with the Company. Employee shall not engage in any activity competitive with or adverse to the Company or any Related Company described in this Section 7.3.

(a) Employee shall not solicit or hire (for Employee or on behalf of a third party) any person who is then, or during the term of this Agreement was, an employee or contractor (including, without limitation, any contract physicians) of the Company or any Related Company. Contract physicians shall include those physicians with whom the Company or any Related Company has a contract, or which have actively been recruited by the Company or any Related Company within one hundred eighty (180) days prior to termination of this Agreement.

(b) Employee shall not induce or attempt to induce any person or entity doing business with the Company or any Related Company, to terminate such relationship, or engage in any other activity that is detrimental to any Related Company. Specifically, Employee shall not solicit or contract with (a) any then current client of the Company or any Related Company, (b) any client with which the Company or any Related Company previously did business during the one (1) year period immediately prior to termination of Employee’s employment with the Company, or (c) any prospective client of the Company or any Related Company which the Company or a Related Company was “actively seeking” to do business with within the one (1) year period immediately before termination of Employee’s employment with the Company. (For purposes of this Agreement, the Company or a Related Company will be deemed to have been “actively seeking” to do business with a prospective client if the Company or a Related Company did any of the following: (A) met with the administration of such prospective client, (B) submitted a response to a Request for Proposal (“RFP”) or other formal proposal from such prospective client, or (C) made any other written response to a request, solicitation, or initial discussion by or with such prospective client).

(c) Employee shall not be employed by nor have any financial relationship with any entity which directly or indirectly performs any competitive activity which Employee is individually prohibited from performing under the terms of this Agreement.

(d) Notwithstanding the restrictions specified in this Section 7, nothing herein shall be construed to prohibit Employee from: (i) owning, solely as a passive investment, the securities of an entity which are publicly traded on a national or regional stock exchange or on the over-the-counter market or investing through a private equity fund in securities of an entity that is not publicly traded, provided that Employee (A) is not a controlling person, or a member of a group that controls such entity and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity; or (ii) owning, solely as a passive investment, the securities of an entity that are not publicly traded provided that such entity is not engaged in a principal business of providing emergency room services to hospitals.

Except as specifically provided herein, Employee is free to engage in any business activity not otherwise prohibited by this Agreement in any geographic location.

7.4 Construction. For purposes of this Section 7, the term “then” shall mean at the time of Employee’s engagement in the applicable conduct. The Covenants are essential elements of this Agreement, and but for Employee’s agreement to comply with the Covenants, the Company would not have entered into this Agreement. The Covenant shall be construed as independent of any other provisions in this Agreement. Except as provided in Section 7.6 below, the existence of any claim or cause of action of Employee against the Company or any Related Company, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement of any of the Covenants. The period of time during which Employee is prohibited from engaging in the business practices described in the Covenants shall be extended by any length of time during which Employee is in breach of the Covenants. The Company and Employee agree that the Covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company. However, if a court of competent jurisdiction determines that any portion of the Covenants, including without limitation, the specific time period, scope or geographical area, is unreasonable or against public policy, then such Covenants shall be considered divisible as to time, scope, and geographical area and the maximum time period, scope or geographical area which is determined to be reasonable and not against public policy shall be enforced.

7.5 Remedies. The parties agree that if Employee breaches any Covenant, the Company or the Related Companies, as applicable, will suffer irreparable damages and Employee will receive a benefit for which Employee had not paid. Employee agrees that (i) damages at law will be difficult to measure and an insufficient remedy to the Company or a Related Company in the event that Employee violates the terms of this Section 7 and (ii) the Company and the Related Companies shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section 7 without the necessity of posting a bond or proving actual damages, which injunctive relief shall be in addition to any other rights or remedies available to the Company or the Related Companies. No remedy shall be exclusive of any other, and neither application for nor obtaining injunctive or other relief shall preclude any other remedy available, including money damages and reasonable attorneys’ fees. Employee agrees to pay the Company or the Related Companies all costs and expenses incurred by the Company or the Related Companies relating to the enforcement of the terms of this Section 7, including reasonable attorneys’ fees, both at trial and in appellate proceedings. Employee acknowledges and agrees that the Related Companies are intended beneficiaries of the Covenants and shall have the same rights and remedies as the Company to enforce the Covenants.

7.6 Limitation on Enforcement. In the event the Company materially breaches this Agreement by failing to meet a payment obligation hereunder (as defined below) and Employee is not in breach of this Agreement, then Employee shall no longer be bound by the Covenants. For purposes of this Agreement, “materially breaches this Agreement by failing to meet a payment obligation hereunder” shall mean (i) the Company has failed to meet a payment obligation hereunder (and likewise failed to cure such nonpayment within thirty (30) days following notice from Employee) and (ii) the Company did not have a good faith basis to not pay the disputed payment to Employee. If the Company has a good faith dispute regarding the amount owed to Employee, such dispute shall be submitted to arbitration pursuant to Section 20 herein. If a good faith dispute does exist regarding any payment obligation, the Company shall only be deemed to have materially breached this Agreement by failing to meet a payment obligation hereunder if, after the amount to be paid is determined by an arbitrator, the Company does not pay such amount awarded by the arbitrator within thirty (30) days after the arbitrator’s decision.

8. Inventions and Intellectual Property. Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the present or planned business of the Company or any Related Company that, alone or jointly with others, Employee may conceive, create, make, develop, reduce to practice or acquire during the term of this Agreement (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all such Developments. All related items, including, but not limited to, memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by Employee, or made available to Employee, concerning the business or planned business of the Company or any Related Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of this Agreement. The provisions of this Section 8 shall survive the termination of this Agreement.

9. Key Man Insurance. The Company shall have the option to purchase a key man disability and/or life insurance policy regarding Employee which names the Company or its designee as beneficiary. Employee agrees to cooperate with the Company in obtaining such policies including, without limitation, submitting to a reasonably requested medical examination.

10. Death. If Employee dies before the date on which all amounts owing to the Employee hereunder are paid in full, the Company and Holdings, as the case may be, shall pay to such other recipient as designated from time to time by Employee in writing) such remaining amounts when and as such amounts were otherwise payable to Employee. After receiving the payments provided under this Section 10, Employee and Employee’s estate shall have no further rights against the Company for compensation under this Agreement.

11. Assignment and Binding Effect. Employee may not sell, assign, transfer, or otherwise convey any of Employee’s rights or delegate any of Employee’s duties under this Agreement without the prior written consent of the Company. Otherwise, this Agreement shall be binding upon and inure, to the benefit of the parties and their successors, assigns, heirs, representatives and beneficiaries.

12. Entire Agreement and Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by both parties.

13. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

14. Governing Law and Venue and Limitations Period. Tennessee law shall govern the rights and obligations under this Agreement, without giving effect to any conflict of laws principles that would require application of the laws of any other jurisdiction. In the event litigation is necessary, such legal action shall be commenced only in a court, of competent jurisdiction in Knox County, Tennessee; litigation commenced other than in Knox County, Tennessee shall be subject to being dismissed, stayed or having venue transferred to Knox County at the option of the party not commencing said litigation. The parties further waive all objections and defenses to litigation being conducted in Knox County, Tennessee, based upon venue or under the doctrine of forum non conveniens. Legal proceedings for breach of this Agreement shall be commenced within twelve (12) months of any alleged breach or thereafter be barred.

15. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or first class mail, to the addresses below, or hand-delivered to the party to whom it is to be given. Any party may change such address by written notice to the other party. Any notice or other communication given by certified mail or first class mail shall be deemed given two (2) days after mailing thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

If to the Company:	Team Health, Inc.
1900 Winston Road, Suite 300
Knoxville, Tennessee 37919
Attn: Chief Executive Officer

With a copy to:	London and Amburn
607 Market Street, Suite 900
Knoxville, TN 37902
Attention: Jim London

If to Employee:	Heidi Allen
94 Oakwood Drive
New Providence, N.J. 07974

Notwithstanding anything herein to the contrary, if actual written notice is received, regardless, of the means of transmittal, such notice shall be deemed to be acceptable and effective as proper notice under this Section 15.

16. Severability. Except as otherwise provided in Section 7.4, in the event that any provision in this Agreement shall be found by a court, arbitrator, referee or governmental authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be effected or impaired thereby, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

17. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18. Confidentiality. The parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the term of this Agreement and thereafter, Employee shall not disclose any terms or information pertaining to any provision of this Agreement to any person or entity without the prior written consent of the Company, with the exception of Employee’s tax, legal or accounting advisors for legitimate business purposes of Employee, or as otherwise required by law.

19. Enforcement Costs. Subject to the provisions of Section 7.5 herein, if any legal action or other proceeding is brought, for the enforcement of any of the terms or conditions of this Agreement, or because of an alleged dispute, breach, or default, in connection with any of the provisions of this Agreement the prevailing party in such action shall be entitled to recover from the non-prevailing party the costs it incurred in such action including, but not limited to, reasonable attorneys’ fees (including costs and fees incurred on appeal), in addition to any other relief to which such party may be entitled.

20. Survival. Termination of this Agreement shall not terminate any continuing obligation(s) of the parties under this Agreement, and the parties hereby agree that such obligation(s) shall survive termination, unless the context of the obligation(s) requires otherwise.

21. Name or Ownership Change. This Agreement shall continue in full force and effect in the event of a change in the name or ownership of the Company.

22. Compliance with other Agreements. Employee represents and warrants that the execution of this Agreement and Employee’s performance of Employee’s obligations hereunder will not conflict with, or result in a breach of any provision of, or result in the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

23. No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

24. Indemnification.

24.1 General. The Company agrees that if Employee is made a party or is threatened to be made a party to any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Employee is or was a trustee, director, officer, member, shareholder, partner, employee or agent of the Company or any of its Related Companies or is or was serving at the request of the Company or any of its affiliates as a trustee, director, officer, member, shareholder, partner, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other entity, including without limitation, service with respect to employee benefit plans, whether or not the basis for such Proceeding is alleged action in an official capacity while serving as a trustee, director, officer, member, shareholder, partner, employee, agent or otherwise, Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all Expenses (as defined herein) incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a trustee, director, officer, member, shareholder, partner or agent of, or is no longer employed by, the Company or any of its Related Companies and shall inure to the benefit of his heirs, executors and administrators; provided however, that except with respect to proceedings to enforce rights to indemnification under this Agreement, the Company shall indemnify Employee in connection with a Proceeding (or part thereof) initiated by Employee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of Expenses where the undertaking required pursuant to this Agreement, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Tennessee General Corporation Act for the Company to indemnify the claimant for the amount claimed but the burden of such defense shall be on the Company.

24.2 Expenses. As used in this Section 24, “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, disbursements and costs of attachment or similar bonds, costs of investigations, and any expenses of establishing a right to indemnification under this Agreement.

24.3 Enforcement. If a claim or request under this Section 24 is not paid by the Company, or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Employee shall also be entitled to be paid the costs and expenses, including, without limitation, attorneys’ fees, or prosecuting such suit, together with prejudgment interest.

24.4 Partial Indemnification. If Employee is entitled to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Employee for the portion of such Expenses to which Employee is entitled.

24.5 Advances of Expenses. Expenses incurred by Employee in connection with any Proceeding shall be paid by the Company in advance upon Employee’s request that the Company pay such Expenses, but only in the event that Employee shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Employee is not entitled to indemnification, and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

24.6 Notice of Claim. Employee shall give the Company notice of any claim made against Employee for which indemnification will or could be sought under this Agreement. In addition, Employee shall give the Company such information and cooperation as it may reasonably require and as shall be within Employee’s power and at such times and places as are convenient for Employee.

24.7 Defense of Claim. With respect to any Proceeding (except any criminal or regulatory Proceeding) as to which Employee notifies the Company of the commencement thereof: (i) the Company will be entitled to participate in such Proceeding at its own expense; (ii) except as otherwise provided below, to the extent it so desires, the Company will be entitled to assume the defense thereof, with counsel satisfactory to Employee, which in the Company’s discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary thereof (Employee also shall have the right to employ his own counsel in such action, suit or Proceeding if Employee reasonably concludes that failure to do so would involve a conflict of interest between the Company and Employee, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.); and (iii) the Company shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, such consent not to be unreasonably withheld. The Company shall not settle any action or claim in any manner that would impose any penalty that would not be paid directly or indirectly by the Company or result in any limitation on, or reporting requirements to third parties by, Employee without Employee’s prior written consent. Neither the Company nor Employee will unreasonably withhold or delay their respective consent to any proposed settlement. A party from which consent to settle is requested shall respond to such request no later than five (5) days, unless for good cause, but in no event less than thirty (30) days. A party’s response shall either consent or set forth in reasonable detail the basis on which consent is withheld. A party failing to timely respond as provided herein shall be deemed to have consented to such proposed settlement.

24.8 Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 25 shall not be exclusive of any right that Employee may have or hereafter may acquire under any statute or certificate of incorporation or bylaws of the Company or any subsidiary thereof, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

25. Compliance with IRC 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 25.9; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to thereto.

26. Effect of Termination. Any termination of the Employee’s employment with the Company shall automatically be deemed to be a simultaneous resignation of all other positions and titles the Employee holds with the Company, Holdings or any of their affiliates, whether as an officer, director, fiduciary, administrator or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Execution Date.

COMPANY:

TEAM HEALTH, INC.

By:	/s/ Gregory S. Roth

Its:	CEO

EMPLOYEE:

/s/ Heidi Allen
Heidi Allen

Exhibit A

Employee shall be entitled to participate in a Bonus program based upon the achievement of certain Company goals and objectives as annually determined by the Board of Directors and a portion of the Bonus may be discretionary. Employee shall be notified of the terms, conditions, and performance measures of the annual bonus plan as approved by the Board of Directors within seventy-five (75) days of the start of the current measurement period for the Bonus program. For the bonus plan covering the fiscal year ended December 31, 2009, information shall be provided to the participants no later than July 31, 2009. Specific information to be provided to the Employee in regard to the operation of the bonus program shall include, as applicable, the portion of the bonus which is discretionary, the quantitative earnings targets for the Company and, if applicable, for an operating area, qualitative performance measures, basis for measurement of performance against targets, and adjustments of eligible bonus pool for over or under performance against targets. For purposes of the Bonus program, Employee’s eligible bonus pool will be equal to 50% of base salary as of the end of the measurement period of the Bonus program. The Bonus amount paid hereunder, if any, shall be prorated based on the number of months the Employee worked during the bonus measurement period. Except as specifically provided in Section 6.5 (“Severance Compensation”) of this Agreement, Employee must be employed at the end of the bonus measurement period in order to be eligible to receive payment of the bonus for such period. Bonus payments, if earned, shall be paid to Employee no later than 75 days following the measurement period for such bonus amounts. The parties specifically acknowledge that the salary and benefits paid by the Company to Employee pursuant to this agreement shall be deemed expenses when calculating the financial performance measures under the bonus program.

Exhibit B—Relocation Assistance

•	Reimbursement for reasonable expenses incurred in Employee’s three house hunting trips to Knoxville all in accordance with the Company’s expense reimbursement policies.

•	Packing, transportation and reasonable insurance thereon by a TeamHealth approved mover of household goods.

•	Employee will be reimbursed for the costs for up to 12 months of storage in Knoxville, TN of Employee’s household goods.

•	Reimbursement of up to $2,500 per month for up to 12 months of temporary housing costs in Knoxville, TN.

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Employer will reimburse Employee for the following customary and reasonable closing costs associated with Employee’s purchase of a residence in the Knoxville, TN area: (i) interest or points for mortgage financing placement, (ii) attorneys fees, and (iii) title insurance.

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As additional consideration for the execution of this Agreement by Employee and Employees performance in accordance with this Agreement, Employer agrees to pay Employee a signing bonus to cover miscellaneous relocation costs of Twenty Thousand ($20,000), to be paid within 10 days after the Effective Date.

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Employer will reimburse Employee for the reasonable real estate brokerage commission paid by her in conjunction with the sale and closing thereon of her current home at 94 Oakwood Drive, New Providence, New Jersey (NJ Residence).

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Employee has represented that the NJ Residence has recently been appraised at $1,050,000 (“Appraised Value”). Should the NJ Residence be sold at a sales price (without any reduction thereof for the brokerage commission paid thereon) that is less than the Appraised Value (“Loss”), Employer will reimburse Employee up to a maximum reimbursement of $200,000 for the Loss as follows:

(i)	Employer will reimburse Employee for the first $50,000 of Loss and

(ii)	Employer will reimburse Employee for 1/2 of any Loss which exceeds $50,000 up to a maximum additional reimbursement of $150,000.

(iii)	By way of example, if the Sales price is $1,050,000 or greater no reimbursement will be required. By way of further example, if the Sales Price is $650,000, then the Loss would be $400,000 and Employer would reimburse Employee as follows:

a.	$50,000 for (i) above and

b.	$150,000 ($400,000-$50,000= $350,000 divided by =s $175,000 but which is capped at $150,000).

The amount of the reimbursement so determined will be paid to Employee within 5 business days of the closing on the sale of the NJ Residence.